Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2013					Fiscal 2014
	2010	2011	2012	Q1	Q2	Q3	Q4	2013	Q1	Q2	Q3	YTD

Net Sales	$3,468,777	$4,158,058	$4,510,805	$838,769	$945,698	$1,033,293	$1,299,137	$4,116,897	$822,428	$890,605	$911,453	$2,624,486

Cost of Goods Sold	1,251,348	1,607,834	1,694,096	285,603	341,576	382,253	532,030	1,541,462	310,769	337,649	344,383	992,801

Gross Profit	2,217,429	2,550,224	2,816,709	553,166	604,122	651,040	767,107	2,575,435	511,659	552,956	567,070	1,631,685

Stores and Distribution Expense	1,538,870	1,820,226	1,980,519	449,125	471,722	481,233	505,607	1,907,687	417,571	426,301	413,551	1,257,422

Marketing, General and Administrative Expense	400,804	437,120	473,883	118,780	117,646	126,750	118,608	481,784	123,581	111,033	104,981	339,595

Restructuring Charges	—	—	—	—	—	44,708	36,792	81,500	5,633	419	—	6,053

Asset Impairment	50,631	68,022	7,407	—	—	43,571	3,144	46,715	—	—	16,706	16,706

Other Operating (Income) Expense, Net	(10,056)	3,472	(19,333)	(818)	(4,411)	(9,851)	(7,994)	(23,074)	(3,620)	(4,290)	(1,534)	(9,444)

Operating Income (Loss)	237,180	221,384	374,233	(13,921)	19,165	(35,370)	110,950	80,823	(31,506)	19,493	33,366	21,353

Interest (Income) Expense, Net	3,362	3,577	7,288	1,628	1,750	1,655	2,513	7,546	1,997	2,020	5,572	9,589

Income (Loss) from Continuing Operations Before Taxes	233,818	217,807	366,945	(15,549)	17,415	(37,025)	108,437	73,277	(33,503)	17,473	27,794	11,764

Tax Expense (Benefit) for Continuing Operations	78,109	74,669	129,934	(8,346)	6,045	(21,381)	42,331	18,649	(9,832)	4,596	9,567	4,331

Net Income (Loss) from Continuing Operations	155,709	143,138	237,011	(7,203)	11,370	(15,644)	66,106	54,628	(23,671)	12,877	18,227	7,433

Net Income (Loss) from Discontinued Operations (Net of Taxes)	—	796	—	—	—	—	—	—	—	—	—	—

Net Income (Loss)	$155,709	$143,934	$237,011	$(7,203)	$11,370	$(15,644)	$66,106	$54,628	$(23,671)	$12,877	$18,227	$7,433

				Fiscal 2013					Fiscal 2014
	2010	2011	2012	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD
Net Income (Loss) Per Share from Continuing Operations:
Basic	$1.77	$1.65	$2.89	$(0.09)	$0.15	$(0.20)	$0.86	$0.71	$(0.32)	$0.18	$0.26	$0.10
Diluted	$1.73	$1.60	$2.85	$(0.09)	$0.14	$(0.20)	$0.85	$0.69	$(0.32)	$0.17	$0.25	$0.10

Net Income Per Share from Discontinued Operations:
Basic	$—	$0.01	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Diluted	$—	$0.01	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Net Income (Loss) Per Share:
Basic	$1.77	$1.66	$2.89	$(0.09)	$0.15	$(0.20)	$0.86	$0.71	$(0.32)	$0.18	$0.26	$0.10
Diluted	$1.73	$1.61	$2.85	$(0.09)	$0.14	$(0.20)	$0.85	$0.69	$(0.32)	$0.17	$0.25	$0.10

Weighted-Average Shares Outstanding:
Basic	88,061	86,848	81,940	78,324	77,382	76,456	76,467	77,157	74,483	72,436	70,814	72,577
Diluted	89,851	89,537	83,175	78,324	79,267	76,456	77,568	78,666	74,483	73,756	72,128	73,870

Comparable Store Sales	7%	5%	(5)%	(17)%	(14)%	(18)%	(16)%	(16)%	(11)%	(11)%	(14)%	(12)%

Comparable Direct-to-Consumer Sales			24%	(6)%	14%	11%	24%	13%	27%	11%	8%	15%

Comparable Sales (1)			(1)%	(15)%	(10)%	(14)%	(8)%	(11)%	(4)%	(7)%	(10)%	(7)%

Actual Shares Outstanding	87,246	85,638	78,445	78,306	76,384	76,395	76,402	76,402	72,775	71,363	69,336	69,336

Number of Stores - End of Period (2)	1,069	1,045	1,041	1,042	1,044	1,049	1,006	1,006	999	997	1,000	1,000

Gross Square Feet - End of Period	7,756	7,778	7,958	7,970	8,006	8,069	7,736	7,736	7,682	7,683	7,715	7,715

(1) Includes comparable store and direct-to-consumer sales. (2) Prior period store counts have been restated to count multi-brand outlet stores as a single store.